Exhibit 10.38

EMPIRE BLUE CROSS AND BLUE SHIELD

2005 EXECUTIVE SAVINGS PLAN

(Effective December 27, 2004)

1.	Purpose of the Plan

The purpose of the Empire Blue Cross and Blue Shield 2005 Executive Savings Plan is to enable the Company and its participating Affiliates to compete more effectively with other employers in obtaining and retaining the executive talent necessary to carry on the Company’s affairs. To that end, the Plan provides a select group of executives with an opportunity to defer a portion of their base salary and/or incentive compensation, and to receive the benefit of an Employer Match, to the extent such benefits are unavailable to such executives under the Company’s 401(k) Plan as a result of limitations imposed by the Code or other limitations imposed by the terms of such plan.

This Plan replaces the Empire Blue Cross and Blue Shield Executive Savings Plan (the “Prior Plan”) sponsored, and adopted as amended and restated effective January 1, 1999, by Empire Blue Cross and Blue Shield (“Empire”). Subsequently, WellChoice, Inc. became the sponsor of the Prior Plan, effective as of the close of business on November 7, 2002, upon the conversion of Empire, then known as Empire HealthChoice, Inc. (doing business as Empire Blue Cross and Blue Shield), from a not-for-profit to a for-profit corporation. The Prior Plan was “frozen” as of December 31, 2004 and with no further deferrals of Participants’ Base Salary, Incentive Awards or Other Performance-Based Awards credited after that date.

2.	Definitions

2.1	“Account” means the bookkeeping account consisting of a Participant’s Deferral Account and Employer Match Account.

2.2	“Administrator” means the Compensation Committee of the Board of Directors or such other person or entity as may be appointed by the Compensation Committee pursuant to Section 10.1.

2.3	“Affiliate” means: (i) any corporation that, under Code Section 414(b), is a member of the same controlled group of corporations as the Company; (ii) any trade or business (whether or not incorporated) that, under Code Section 414(c), is under common control with the Company; or (iii) any member, under Code Section 414(m), of an affiliated service group together with the Company.

2.4	“Base Salary” means a Participant’s base pay, including any salary increases taking effect during a Plan Year.

2.5

“Base Salary Threshold” means, for any Plan Year, the dollar amount established by the Administrator as the minimum Base Salary for an Employee as of December 1 of the immediately prior Plan Year, or in the case of a Employee hired during the Plan Year, as of his or her date of hire, to be eligible to participate in the Plan for such Plan Year. The Base Salary Threshold may be adjusted by the Administrator, in its sole discretion, from time to time to reflect changes in the cost-of-living.

2.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time and applicable rules and regulations thereunder. References to any section of the Code shall be to that section as it may be renumbered, amended, supplemented or reenacted.

2.7	“Company” means WellChoice, Inc., and any successor thereto by merger, consolidation, or sale or transfer of substantially all of its assets.

2.8	“Deferral Account” means the bookkeeping account maintained for a Participant to record the amounts credited to the Participant’s Deferral Account, together with earnings or losses thereon credited pursuant to Section 5.3.

2.9	“Deferral Election” means a Whole-Year Election or a Make-Up Election.

2.10	“Eligible Employee” means, with respect to a Plan Year, an Employee who satisfies the Base Salary Threshold or the Total Compensation Threshold established for such Plan Year by the Administrator.

2.11	“Employee” means an employee of an Employer, but shall not include any employee covered by a collective bargaining unit.

2.12	“Employer” means the Company and any Affiliate of the Company that has adopted the Plan and has been designated by the Compensation Committee of the Company’s Board of Directors as a participating employer under the Plan. A listing of Affiliates that, as of December 27, 2004, participate in this Plan can be found in Exhibit A.

2.13	“Employer Match” means the amount credited to a Participant’s Employer Match Account pursuant to Article 4.

2.14	“Employer Match Account” means the bookkeeping account maintained for a Participant to record his or her Employer Match credits, together with earnings thereon credited pursuant to Section 5.3.

2.15	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and applicable rules and regulations thereunder. References to any section of ERISA shall be to that section as it may be renumbered, amended, supplemented or reenacted.

2.16	“401(a)(17) Limit” means, with respect to a Plan Year, the dollar limitation under Section 401(a)(17) of the Code in effect for such year.

2.17	“401(k) Plan” means the Empire Blue Cross and Blue Shield Employee Savings Plan, as amended from time to time.

2.18	“Incentive Award” means an award under the Annual Executive Incentive Compensation Plan.

2.19	“Investment Election” means a Participant’s election under Article 5 of the investment fund or funds used to measure the investment performance of the Participant’s Account.

2.20	“Make-Up Election” means an election made pursuant to Section 3.3.

2.21	“Other Performance-Based Award” means

(a)	a cash award pursuant to the Company’s long term incentive plan, omnibus incentive plan or sales incentive plan;

(b)	leadership, teamwork or other similar cash award made by an Employer; and

(c)	any performance-based award (within the meaning of Code Section 409A) made by an Employer other than an Incentive Award (assuming Incentive Awards are considered performance-based).

2.22	“Participant” means an Employee who satisfies the requirements for participation in the Plan pursuant to Section 3.1 and whose Account has not been distributed.

2.23	“Plan” means this Empire Blue Cross and Blue Shield 2005 Executive Savings Plan, as amended from time to time.

2.24	“Plan Year” means the calendar year.

2.25	“Prior Plan” means the Empire Blue Cross and Blue Shield Executive Savings Plan as amended from time to time.

2.26	“Total Compensation” means a Participant’s Base Salary, Incentive Awards and Other Performance-Based Awards (other than any award amount determined based on shares of common stock of the Company) and any other compensation of a type that qualifies for elective deferral contributions under the 401(k) Plan. Total Compensation includes amounts deferred pursuant to a Make-Up Election, but excludes amounts deferred pursuant to a Whole-Year Election. Total Compensation also excludes any income or value attributable to any right a Participant has to, or derived from, shares of common stock of the Company.

2.27

“Total Compensation Threshold” means, for any Plan Year, the dollar amount established by the Administrator as the minimum Total Compensation an Employee who does not satisfy the Base Salary Threshold must have earned between January 1 through December 1 of the immediately preceding Plan Year to be eligible to participate in the Plan. The Total Compensation Threshold may be adjusted by the Administrator, in its sole discretion, from time to time to reflect changes in the cost-of-living.

2.28	“Totally and Permanently Disabled” means, with respect to a Participant:

(a)	if the Participant is participating in an Employer’s long term disability plan (or other Employer-sponsored accident and health plan), that he or she is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least three months under such long term disability plan (or other Employer-sponsored accident and health plan); or

(b)	if the Participant is not participating in a plan described in Section 2.28(a), that he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the receipt by the Participant of Social Security disability benefits.

2.29	“Unforeseeable Emergency” shall have the meaning ascribed thereto in Section 9.2.

2.30	“Valuation Date” means the last day of each calendar quarter and such additional dates as the Administrator may establish.

2.31	“Whole-Year Election” means an election made pursuant to Section 3.2.

3.	Participation and Deferral Elections

3.1	Participation. To commence participation in the Plan, an Eligible Employee must file with the Administrator a Whole-Year Election and/or a Make-Up Election with respect to a Plan Year in accordance with Sections 3.2 and 3.3, respectively.

3.2	Whole-Year Elections. Subject to Sections 3.5 and 3.6, a Whole-Year Election for a Plan Year or performance period including such Plan Year shall specify, on a form provided by the Administrator, the respective deferral percentages of either 0% or a whole percentage between 5% and 80% (74% if a Make-Up Election is made), or such other maximums as may be specified from time to time by the Administrator, applicable to the Participant’s Base Salary, Incentive Award and Other Performance-Based Awards payable with respect to such Plan Year or performance period.

3.3	Make-Up Elections. Subject to Sections 3.5 and 3.6, a Make-Up Election, specified on a form provided by the Administrator and denoting any whole percentage up to 6%, shall apply to a Participant’s Total Compensation for the Plan Year in excess of the 401(a)(17) Limit. For purposes of the preceding sentence, Total Compensation received by a Participant before he or she becomes eligible to participate in the 401(k) Plan shall be disregarded.

3.4	General Rules Governing Elections. Deferral Elections shall be filed with the Administrator on such forms as the Administrator shall designate and, except with respect to newly Eligible Employees, before such date prior to the commencement of the Plan Year as the Administrator shall establish. Deferral Elections may not be modified or revoked after the commencement of such Plan Year except as provided in Sections 3.6 and 3.7.

3.5	Deferral of Base Salary. Each Eligible Employee shall be entitled to make irrevocable Deferral Elections of any Base Salary payable by the Employer until after his or her death, Total and Permanent Disability, retirement or other separation from service. Deferral Elections with respect to Base Salary of new or current Employees who become Eligible Employees after the commencement of a Plan Year and before December 1 of such Plan Year shall be made within 30 days of the date on which such an Eligible Employee is hired or first becomes eligible to participate in the Plan and shall apply only to compensation for services performed subsequent to the election. Such a Deferral Election shall be effective as soon as administratively practicable after it is received. In all other instances, Deferral Elections, or modifications thereof, with respect to Base Salary shall be made prior to the beginning of the Plan Year to which the election relates.

3.6	Deferral of Incentive Awards and Other Performance-Based Awards. Each Eligible Employee shall be entitled to make Deferral Elections of any Incentive Awards and Other Performance-Based Awards until after his or her death, Total and Permanent Disability, retirement or other separation from service. Deferral Elections with respect to Incentive Awards and Other Performance-Based Awards of new or current Employees who become Eligible Employees after the commencement of a Plan Year and before December 1 of such Plan Year shall be made within 30 days of the date on which such an Eligible Employee is hired or first becomes eligible to participate in the Plan, and shall apply only to performance periods (or portions thereof) subsequent to such election as permitted under guidance issued pursuant to Code Section 409A. Such a Deferral Election shall be effective as soon as administratively practicable after it is received. In all other instances, Deferral Elections with respect to any Incentive Awards and Other Performance-Based Awards, or modifications thereof, shall be made prior to the start of the performance period for which such award is made and shall thereafter be irrevocable, provided that, if the performance period is at least twelve (12) months long and is with respect to a performance-based award (within the meaning of Code Section 409A), the Administrator may permit, in its sole discretion, Deferral Elections or modifications thereof to be made as late as six (6) months before the end of the performance period to which the Deferral Election relates.

3.7	Transition Rules. The Administrator reserves the right, after guidance is issued with respect to Code Section 409A and on a uniform basis, to permit new or modified Deferral Elections, to declare Deferral Elections void or to take any other actions the Administrator deems necessary or desirable in order to conform such Deferral Elections to guidance issued pursuant to Code Section 409A or to achieve the goals of the Plan without having an adverse tax impact on Participants under Code Section 409A.

3.8	Termination of Participation. Participation in the Plan shall terminate when all vested amounts credited to a Participant’s Account have been distributed.

4.	Employer Contribution

4.1	Employer Match. For each Plan Year, the Employer shall credit to a Participant’s Employer Match Account an Employer Match equal to 50% of the amount of the Participant’s Total Compensation deferred pursuant to his or her Make-Up Election. Such Employer Match shall be credited to the Participant’s Employer Match Account not later than 30 days following the end of the payroll period to which such Employer Match relates.

4.2	Forfeitures.

(a)	In the case of a Participant who is not fully vested in his or her Match Account at the time of the Participant’s separation from service, the nonvested portion of his or Employer Match Account shall be forfeited in accordance with Article 6.2.

(b)	Any amounts forfeited pursuant to this Article 4.2 shall be applied to the payment of administrative expenses of the Plan or, to the extent not so applied, to reduce subsequent Employer Match credits. If a former Participant is rehired before incurring a break in service of five years, as determined by applying the rules of the 401(k) Plan, the amount forfeited shall be returned to the Participant’s Employer Match Account in accordance with Section 6.2(b).

5.	Investment Performance Elections

5.1	Additions to Account. At the time a Participant makes a Deferral Election with respect to a Plan Year, he or she shall file an Investment Election which shall designate from among the investment funds available for selection under the Plan the investment fund or funds which shall be used to measure the investment performance of his or her Account during such Plan Year.

5.2

Existing Account Balances. A Participant may, on or before July 1 of any Plan Year, change the proportions of his or her existing Account balance that are deemed invested in the investment fund or funds referred to in Section 5.1. Such change shall be implemented as of August 1 of such Plan Year or as soon as administratively practicable thereafter.

5.3	Crediting of Investment Return. As of any Valuation Date, each Participant’s Account shall, under such procedures as the Administrator shall establish, be credited with any income, and debited with any loss, that would have been realized if the amounts credited to his or her Account had been invested since the preceding Valuation Date in accordance with his or her Investment Election.

References in the Plan to Investment Elections are for the sole purpose of attributing hypothetical investment performance to each Participant’s Account. Nothing herein shall require the Employer to invest, earmark, or set aside its general assets in any specific manner.

6.	Accounts

6.1	Maintenance of Accounts. The Administrator shall maintain or cause to be maintained for each Participant an Account consisting of his or her Deferral Account and Employer Match Account. An amount deferred pursuant to a Deferral Election shall be credited to the Participant’s Deferral Account within 30 days after the date on which such amount would otherwise be payable. Each Participant shall be finished with quarterly statements setting forth the balances in his or her Deferral Account and Employer Match Account.

6.2	Vesting.

(a)	The amounts in a Participant’s Deferral Account shall be fully vested at all times.

(b)	Notwithstanding any provisions herein to the contrary, the balance in a Participant’s Employer Match Account shall be distributed only to the extent it is vested. The amounts in a Participant’s Employer Match Account shall be vested only to the extent his or her matching contribution account under the 401(k) Plan is vested (or would be vested if he or she had elected to make elective deferral contributions under the 401(k) Plan). If a Participant’s Employer Match Account is not fully vested at the time of his or her separation from service, the nonvested portion of his or her Employer Match Account shall be immediately forfeited as of the Participant’s severance date, but shall be returned to such Employer Match Account if he or she is rehired before incurring a break in service of five years (as determined by applying the rules of the 401(k) Plan).

7.	Distribution of Benefits

7.1	Benefit Payment Election.

(a)	Prior to the commencement of his or her participation in the Plan, each Participant shall file a benefit payment election with the Administrator on such form as the Administrator shall prescribe specifying (i) whether the Participant’s benefit is to be paid in a lump sum, substantially equal annual installments, or both; (ii) the year in which such lump-sum payment is to be made or such installments are to commence; and (iii) if installments are elected, the number of such installments. No portion of a Participant’s benefit may be distributed prior to his or her separation from service from the Employer and its Affiliates. Lump-sum payments may not be made later than, and installment payments may not extend beyond, the 20th year following the year in which the Participant separates from service.

(b)	In the event a Participant fails to make an initial benefit payment election pursuant to subsection (a), he or she shall be deemed to have made an initial election to receive his or her benefit in a lump sum within 60 days following the date of his or her retirement or other separation from service.

7.2	Change in Election. A Participant’s benefit payment election may be changed from time to time, provided, however, that such change will not be valid unless it also defers the commencement of payment of benefits for at least five (5) years after the date those payments would otherwise have begun. In no case may a payment be made beyond the 20th year after the year in which the Participant separates from service, and a change of election with such an effect will not be honored. For purposes of this Section 7.2, a revocation of a prior change of election shall itself be treated as a new change of election.

7.3	Distribution of Benefits. Except as otherwise provided in Articles 8 and 9, a Participant’s Account shall be distributed in accordance with his or her benefit payment election made pursuant to Section 7.1 (after giving effect to any modifications to such election pursuant to Section 7.2). The payment of any installment or lump sum shall, in accordance with the Participant’s election, commence or be made either (i) within 60 days after the date of the Participant’s separation from service; or (ii) during the first 60 days of a calendar year commencing after the Participant separates from service. However, notwithstanding the preceding sentence, if at the time a Participant terminates employment he or she is a “specified employee” of the Company, as defined in Code Section 409A, his or her payment cannot commence until at least six (6) months following his or her separation from service.

7.4	Total and Permanent Disability. For purposes of this Article 7, in the event a Participant becomes Totally and Permanently Disabled he or she will not be considered to have separated from service before the earlier of the date he or she ceases receiving benefits under the Employer’s long term disability plan or the date he or she ceases to be Totally and Permanently Disabled; provided, however, that a Participant shall not be regarded as Totally and Permanently Disabled for purposes of this Article 7 if the Participant (i) fails to provide proof to the Employer that he or she is Totally and Permanently Disabled — this includes, but is not limited to, granting access to the Participant’s medical records upon the request and in the sole discretion of the Employer; or (ii) fails to submit to a medical examination performed by a physician selected by the Employer, upon the Employer’s request in its sole discretion; and provided further that a Participant’s eligibility for, or receipt of, benefits from the Employer’s long term-disability plan — or a determination as to a Participant’s disability status by any other third party — is not determinative of a Participant’s disability status.

8.	Death of a Participant

8.1	A Participant may designate in writing, on such form as the Administrator may prescribe, a beneficiary to receive any benefits with respect to such Participant in the event of his or her death. Such beneficiary designation may be changed at any time.

8.2	Except as otherwise provided in Article 9 and in Section 8.3, in the event of a Participant’s death prior to the distribution of his or her entire Account balance, the remaining balance in the Participant’s Account shall be distributed in accordance with his or her benefit payment election made pursuant to Section 7.1 (after giving effect to any modifications to such election pursuant to Section 7.2). Such distribution shall be made to the Participant’s designated beneficiary or, in the absence of any such designated beneficiary, to the Participant’s estate.

8.3	A Participant may elect to have any amount remaining in his or her Account upon the Participant’s death paid to his or her designated beneficiary in a lump sum within 60, days after the Administrator has received notification of his or her death, rather than in accordance with his or her benefit payment election under Section 7.1. Such a lump-sum death benefit election may be made or revoked at any time; provided, however, that no such election or revocation shall be effective if made less than 12 months before the date of the Participant’s death.

9.	Unforeseeable Emergencies

9.1	Emergency Acceleration. In the event that a Participant experiences an Unforeseeable Emergency, such Participant may request an acceleration of the distribution of all or a portion of his or her vested Account. Any such request shall be subject to the approval of the Administrator or its delegate.

(a)	shall only be granted to the extent such distribution is reasonably needed to satisfy the need created by the Unforeseeable Emergency; and

(b)	shall not be granted to the extent that such need may reasonably be relieved (i) through reimbursement or compensation by insurance or otherwise; or (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

The amount paid in an accelerated distribution shall approximate the amount reasonably necessary to alleviate the need created by the Unforeseeable Emergency plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution.

9.2	Unforeseeable Emergency. An “Unforeseeable Emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. Examples of circumstances not qualifying as an Unforeseeable Emergency include the need to send a Participant’s child to college and the desire to purchase a home.

10.	Administration

10.1	The Compensation Committee of the Board of Directors of the Company may delegate any of its responsibilities as Administrator of the Plan to another person or entity. If such person or entity is so appointed by the Compensation Committee, corresponding references in this document to the Administrator shall be construed as references to such person or entity. However, the Company shall be the “administrator” of the Plan for purposes of Section (3)(16)(A) of ERISA.

10.2	The Administrator shall have complete authority to determine all claims for benefits under the Plan of any Participant, deceased Participant, Beneficiary or any other person having or claiming to have any interest under the Plan. The Administrator shall have sole and complete discretion to interpret the Plan, to decide all matters and to establish policies necessary or appropriate under the Plan for the administration and operation of the Plan. Any such interpretations, decisions or policies shall be final, conclusive and binding on the Employers, Participants, Beneficiaries and other interested parties.

10.3	In order to discharge its duties hereunder, the Administrator shall have the power and authority to adopt, interpret, alter, amend or revoke rules and regulations necessary to administer the Plan, to delegate ministerial duties and to employ such outside professionals (who may also be employed by the Company or an Affiliate) as may be required for prudent administration of the Plan. The Administrator also shall have the authority to enter into agreements on behalf of the Employers necessary to implement this Plan.

10.4	The Administrator shall comply with any reporting and disclosure requirements of ERISA or the Code applicable to the Plan.

10.5	The Employers shall indemnify and hold harmless the Administrator and each member of the Administrator, the delegates of the Administrator and any Employee acting on behalf of the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any good faith action, or good faith failure to act, with respect to the Plan.

11.	Claim and Appeal Procedure

11.1	Claims for benefits under the Plan shall be submitted in writing to the Administrator (or its delegate) on a form prescribed for such purpose. Within 90 days after its receipt of any claim for a benefit under the Plan, the Administrator (or its delegate) shall give written notice to the claimant of its decision on the claim unless the Administrator (or its delegate) determines that special circumstances require an extension of time for processing the claim. If an extension of time for processing the claim is needed, a written notice shall be furnished to the claimant within the 90-day period referred to above which states the special circumstances requiring the extension and the date by which a decision can be expected, which shall be no more than 180 days from the date the claim was filed. If a claim for benefits is being denied, in whole or in part, such notice shall be written in a manner calculated to be understood by the claimant and shall include:

(a)	the specific reason or reasons for such denial;

(b)	specific references to Plan provisions upon which the denial is based;

(c)	a description of any additional material or information which may be needed to perfect the request, including an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.

11.2	Any claimant whose claim for benefits has been denied by the Administrator (or its delegate) may appeal to the Administrator (or its delegate) for a review of the denial by making a written request therefore within 60 days of receipt of a notification of denial. Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge. The claimant may, if he or she chooses, request a representative to make such written submissions on his or her behalf. The claimant will be afforded a full and fair review that takes into account all such comments, documents, records and other information, whether or not they were submitted or considered in the initial benefit determination and without deference to the initial benefit determination.

Within 60 days after receipt of a request for an appeal, the Administrator (or its delegate) shall notify the claimant in writing of its final decision. If the Administrator (or its delegate) determines that special circumstances require additional time for processing, the Administrator (or its delegate) may extend such 60-day period, but not by more than an additional 60 days, and shall notify the claimant in writing of such extension. If the period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

In the case of an adverse benefit determination on appeal, the Administrator (or its delegate) will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of:

(a)	the specific reason or reasons for the adverse determination on appeal;

(b)	the specific Plan provisions on which the denial of the appeal is based;

(c)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and

(d)	a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

For purposes of this Section 11, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

12.	General Provisions

12.1	No Contract of Employment. The establishment of the Plan shall not be construed as conferring any legal rights upon any Participant for a continuation of employment, nor shall it interfere with the rights of the Employer to discharge a Participant and to treat the Participant without regard to the effect which such treatment might have upon him or her as a Participant in the Plan.

12.2	Nonduplication of Benefits. Notwithstanding any provision herein to the contrary, nothing in the Plan shall require the duplication of any benefit previously paid to a Participant under the Plan.

12.3	Withholding. As a condition to a Participant’s entitlement to benefits hereunder, the Employer shall have the right to deduct from any amounts otherwise payable to a Participant, whether pursuant to the Plan or otherwise, or otherwise to collect from the Participant, any required withholding taxes with respect to benefits under the Plan.

12.4	Non-Assignablility of Benefits. Subject to any applicable law, no benefit under the Plan shall be subject in any manner to, nor shall the Employer be obligated to recognize, any purported anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall in any manner be liable for or subject to garnishment attachment execution, or a levy, or liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant. Notwithstanding the preceding sentences, the Administrator shall establish such procedures as it deems appropriate with respect to domestic relations orders, as defined in Section 206(d)(3)(B)(ii) of ERISA, pertaining to the Plan. No payment shall be made under such a domestic relations order unless the order complies with the procedures established by the Administrator.

12.5	Participating Employers. By its adoption of the Plan, each participating Affiliate is deemed to have appointed the Company and the Administrator as its exclusive agents to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and the Administrator respectively. The authority of the Company and the Administrator to act as such agents shall continue until the Plan is terminated as to the participating Affiliate. Unless the context otherwise requires, at any time while a participating Affiliate has adopted this Plan the term “Employer” as used herein with respect to any Employee or Participant shall be construed to mean the adopting entity by which such Employee or Participant is or was employed. All participating Affiliates agree to be bound by all interpretations, determinations, and actions taken by the Administrator or its designee(s) and all actions taken by the Company as settlor of the Plan. All participating Affiliates also agree to perform such other acts as the Company or the Administrator deem necessary in order to maintain the Plan’s compliance with applicable law. A transfer of employment between participating Employers, or to any other Affiliate of the Company. will not be considered a separation from service under the Plan. A listing of Affiliates that, as of December 27, 2004, participate in this Plan can be found in Exhibit A.

12.6	Termination or Withdrawal of an Affiliate. Any Affiliate that participates in this Plan may prospectively terminate participation or withdraw from this Plan upon giving the Company at least 30 days (or such other period as may be needed to satisfy the requirements of Code Section 409A) notice of its intention to terminate or withdraw, but the Company may waive the requirement of notice. The Company and the Affiliate may agree that, to the extent permitted by applicable law, such termination or withdrawal shall be treated as retroactive. The Company in its discretion may direct any participating Affiliate to terminate participation or withdraw from the Plan at any time and without prior notice.

12.7	Successor Employers. The Plan shall be binding upon any successor to the Company by merger, consolidation, or sale or transfer of substantially all of its assets.

12.8	Governing Law. The provisions of the Plan shall be governed by and construed and administered in accordance with ERISA, the Code and, where not inconsistent, the laws of the State of New York (without regard to its laws relating to the conflict of laws).

12.9	Severability. If any provision of the Plan is held invalid or unenforceable by a court of competent jurisdiction, the Plan shall be construed as if such provision had not been included, and the invalidity or unenforceability of such provision shall not affect the remainder of the Plan.

12.10	Headings. Section headings are for convenience of reference. In case of any conflict, the text of the Plan, rather than such headings, shall control.

12.11	Masculine, Feminine, Singular and Plural. The masculine shall include the feminine and the singular shall include the plural and vice versa wherever the context plainly so requires.

12.12	Facility of Payment. If the Administrator, in its sole discretion, determines that a Participant or Beneficiary entitled to payment under the Plan is a minor or is incapacitated and unable to care for his or her affairs, payment under the Plan shall be made only to a guardian or other duly appointed legal representative unless the Participant has submitted properly executed and legally binding written instructions to the Administrator. Such payment shall release the Administrator, the Employers, the Plan and any trust established under this Plan from all liability and shall be final, binding, and conclusive on all affected parties.

13.	Source of Benefits

The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees which is exempt from Parts 2, 3 and 4 of Title I of ERISA, and shall be interpreted accordingly. The Plan constitutes a mere promise by the Employers to make benefit payments in the future, and any rights created under the Plan shall be mere unsecured contractual rights for which the status of Participants and Beneficiaries shall be solely that of general unsecured creditors of the Employers. Notwithstanding the foregoing, nothing in this Section shall prevent the Employers from establishing a trust to assist them in meeting their obligations hereunder, but Participants and Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of such trust.

Any trust established under this Plan is intended to be a “grantor trust,” with the result that the corpus and income of such trust are treated for tax purposes as assets and income of the Employers. The assets of such trust will be subject to the claims of the Employers’ general creditors under federal and state law. It is the intention of the Employers that such a trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded non-

tax-qualified deferred compensation plan. However, the principal of any such trust, and any earnings thereon, shall be held separate and apart from other funds of the Employers and shall be used exclusively for the uses and purposes of the Plan and general creditors of the Employers as herein set forth.

14.	Effective Date

This Plan is effective December 27, 2004. The benefits, if any, of any former Employee who ceased employment before the Effective Date by reason of retirement, termination, death or otherwise, shall be determined in accordance with the provisions of the Prior Plan.

15.	Amendment or Termination

15.1	The Company, by action of its Board of Directors, shall have the right to amend the Plan at any time and from time to time by a duly executed written instrument, provided that such amendment shall not adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account and have become vested prior to the date of such amendment. However, the Company reserves the right to amend the Plan in order to conform the Plan to guidance issued with respect to Code Section 409A even if such amendment adversely affects the rights of Participants.

15.2	The Company, by action of its Board of Directors, shall have the right to terminate the Plan at any time by a duly executed written instrument. Except as provided below, any such termination shall not adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account and have become vested prior to the date of such termination. Upon termination, the Employers shall continue to pay benefits hereunder as they become due as if the Plan had not terminated, provided that, in the event of a change in the ownership or effective control of the Company (or another Employer) or in the ownership of a substantial portion of the assets of the Company (or another Employer), as defined in applicable guidance under Code Section 409A, the Company retains the right to make immediate lump-sum distribution of the Accounts of those Participants whom the Administrator determines to be affected by such change in ownership or control. The Company also may terminate the Plan and make immediate lump-sum distribution of the Accounts of Participants in any other circumstances permitted under Code Section 409A. After Participants and their Beneficiaries are paid, from a trust or otherwise, the Plan benefits to which they are entitled, the obligations of the Employers shall be satisfied and Participants and their Beneficiaries shall have no further claims against the Plan, the Employers or a trust, if any.

EXHIBIT A

TO

EMPIRE BLUE CROSS AND BLUE SHIELD

2005 EXECUTIVE SAVINGS PLAN

(Participating Employers as of December 27, 2004)

Name	Participation Commenced
WellChoice, Inc.	December 27, 2004

EHC Benefits Agency, Inc.	December 27, 2004

Reliance Safeguard Solutions, Inc.	December 27, 2004